QUEZON GROUP LLC

TERM PROMISSORY NOTE
$25,000.00 USD Date: December 29, 2014

FOR VALUE RECEIVED, FALCONRIDGE OIL TECHNOLOGIES CORP (FROT) (the "Promisor") hereby promises to pay to QUEZON GROUP LLC, or such other holder for the time being hereof (the "Holder"), the principal amount of Twenty Five Thousand Dollars ($25,000.00) in United States currency (the "Principal Amount") on December 28th, 2015, and to pay interest thereon at the rate of ten per cent (10%) per annum calculated annually on so much of the Principal Amount as shall be outstanding from time to time; provided that the Principal Amount may be prepaid in whole or in part at any time without notice or penalty.

The Holder may at any time during the term of this note elect to convert the note into common shares of Falconridge Oil Technologies Corp. The conversion price shall be one hundred percent (100%) of the closing pricing of FROT's shares on the day Holder gives notice to Promisor to convert the balance outstanding under the note to common shares of FROT.

Default in paying the Principal Amount or any interest shall, at the option of the Holder, render the entire balance then owing hereunder at once due and payable. Time shall be of the essence of this Note. Extension of time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the Holder to enforce any of the rights or remedies hereunder, shall not release the Promisor and shall not constitute a waiver of the rights of the Holder to enforce such rights and remedies thereafter.

Should suit be brought to recover on this Note, the Promisor promises to pay reasonable attorney's fees and court costs in addition to the amount found to be due on this Note.

IN WITNESS WHEREOF the Promisor has executed this Note on December 29, 2014.

FALCONRIDGE OIL TECHNOLGIES CORP.

Alfred Morra, Chief Financial Officer